Exhibit 99.1

The Carlyle Group Announces Second Quarter 2017 Financial Results
Washington, DC, August 2, 2017 – Global alternative asset manager The Carlyle Group L.P. (NASDAQ: CG) today reported its unaudited results for the second quarter ended June 30, 2017.

Carlyle Co-CEO David M. Rubenstein said, “Carlyle produced another strong value creation quarter, with our net accrued carry balance increasing 46% year to date. As a result of the strong performance we have delivered for our fund investors, demand is high for new funds.  We raised over $8 billion of capital in the second quarter with acceleration likely in the second half of 2017.”

Carlyle Co-CEO William E. Conway, Jr. said, “Our diverse carry fund portfolio appreciated 5% in the quarter and a robust 19% over the past twelve months. We continue to deploy capital at a steady pace. The environment for new investments remains competitive, but our deep, global teams continue to find good investments.”

U.S. GAAP results for Q2 2017 included income before provision for income taxes of $244 million, and net income attributable to the common unitholders through The Carlyle Group L.P. of $58 million, or net income per common unit of $0.59, on a diluted basis. U.S. GAAP results for the twelve months ended June 30, 2017 included income before provision for income taxes of $534 million and net income attributable to The Carlyle Group L.P. of $133 million. Total balance sheet assets were $11 billion as of June 30, 2017.

In addition to this release, Carlyle issued a full detailed presentation of its second quarter 2017 results, which can be viewed on the investor relations section of our website at ir.carlyle.com.

Settlement and final resolution of commodities related exposure

Included in our Q2 2017 quarterly results is the impact of settlements with investors in two commodities investment vehicles managed by an affiliate of Carlyle, thereby fully resolving investor claims relating to these matters. Net of previously recorded reserves and certain insurance proceeds, we recorded a charge of $6 million in connection with the settlements, which is included in general, administrative and other expense in Global Market Strategies. The full amount of the net charge affected GAAP earnings, Economic Net Income, Fee Related Earnings and Distributable Earnings. The charge is lower than our previous estimate of up to $60 million due to the offset of general liability insurance. We continue to pursue additional efforts to recover reimbursement.

With these settlements, Carlyle completes the exit of the commodities investment advisory business and other hedge fund investment advisory businesses that it had acquired from 2010 to 2014.
Distribution
The Board of Directors has declared a quarterly distribution of $0.42 per common unit to holders of record at the close of business on August 14, 2017, payable on August 21, 2017.

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Conference Call
Carlyle will host a conference call at 8:30 a.m. EDT on Wednesday, August 2, 2017, to announce its second quarter 2017 financial results. The call may be accessed by dialing +1 (800) 850-2903 (U.S.) or +1 (253) 237-1169 (international) and referencing “The Carlyle Group Financial Results Call.” The conference call will be webcast simultaneously via a link on Carlyle’s investor relations website at ir.carlyle.com and an archived replay of the webcast also will be available on the website soon after the live call.
About The Carlyle Group
The Carlyle Group (NASDAQ: CG) is a global alternative asset manager with $170 billion of assets under management across 299 investment vehicles as of June 30, 2017. Carlyle’s purpose is to invest wisely and create value on behalf of its investors, many of whom are public pensions. Carlyle invests across four segments – Corporate Private Equity, Real Assets, Global Market Strategies and Investment Solutions – in Africa, Asia, Australia, Europe, the Middle East, North America and South America. Carlyle has expertise in various industries, including: aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, industrial, real estate, technology & business services, telecommunications & media and transportation. The Carlyle Group employs more than 1,550 people in 31 offices across six continents.
Forward Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, contingencies, our distribution policy, and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks, uncertainties and assumptions. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements including, but not limited to, those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 16, 2017, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.
This release does not constitute an offer for any Carlyle fund.
Contacts:

Public Market Investor Relations	Media
Daniel Harris	Elizabeth Gill
Phone: +1 (212) 813-4527	Phone: +1 (202) 729-5385
daniel.harris@carlyle.com	elizabeth.gill@carlyle.com

Web: www.carlyle.com
Videos: www.youtube.com/onecarlyle
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Podcasts: www.carlyle.com/about-carlyle/market-commentary

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